Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of SmartFinancial, Inc. of our reports dated March 17, 2025, with respect to the consolidated financial statements of SmartFinancial, Inc. and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Louisville, Kentucky

May 23, 2025